Free Writing Prospectus, dated May 1, 2018

Filed pursuant to Rule 433 under the Securities Act of 1933

Supplementing the Preliminary Prospectus, dated April 24, 2018

Registration Statement Nos. 333-223108 and 333-223108-01

PSNH Funding LLC 3
(Issuing Entity)

Pricing Term Sheet

$635,663,200 Rate Reduction Bonds (“RRBs”)

Issuing Entity:	PSNH Funding LLC 3

Sponsor, Depositor and Servicer:	Public Service Company of New Hampshire (“PSNH”)

Indenture Trustee:	The Bank of New York Mellon

Structuring Agent:	Goldman Sachs & Co. LLC

Joint Bookrunners:	Goldman Sachs & Co. LLC and Citigroup Global Markets Inc.

Co-Managers:	Barclays Capital Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated

Expected Ratings (Moody’s / S&P / Fitch):	Aaa(sf) / AAA(sf) / AAA(sf)(1)

Closing Date / Settlement Date:	May 8, 2018(2)

Interest Payment Dates:	February 1 and August 1 of each year beginning February 1, 2019

Applicable Time:	2:25 PM (Eastern time) on May 1, 2018

Proceeds:

The net proceeds of this offering are estimated to be approximately $628,901,923, after deducting underwriting discounts and commissions and upfront transaction costs. The total price to the public is $635,646,206. The total amount of the underwriting discounts and commissions is $2,587,149. The total amount of proceeds to the Issuing Entity before deduction of expenses (estimated to be $4,157,133) is $633,059,056.

(1)  A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time

(2)  The Issuing Entity expects to deliver the RRBs against payment for the RRBs on or about May 8, 2018, which will be the fifth business day following the date of pricing of the RRBs. Since trades in the secondary market generally settle in two business days, purchasers who wish to trade RRBs on the date of pricing or the succeeding two business days will be required, by virtue of the fact that the RRBs initially will settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement.

	Expected							Proceeds to
Rate	Weighted		Scheduled					Issuing
Reduction	Average	Principal	Final	Final		Initial	Underwriting	Entity
Bonds, Series	Life	Amount	Payment	Maturity	Interest	Price to	Discounts and	(Before
2018-1	(Years)	Offered	Date	Date	Rate	Public(3)	Commissions	Expenses)
Tranche A-1	3.02	$235,900,000	02/01/2024	02/01/2026	3.094%	99.99780%	0.407%	$234,934,697
Tranche A-2	7.02	$111,600,000	08/01/2026	08/01/2028	3.506%	99.99611%	0.407%	$111,141,447
Tranche A-3	11.64	$288,163,200	02/01/2033	02/01/2035	3.814%	99.99741%	0.407%	$286,982,912

	Tranche A-1	Tranche A-2	Tranche A-3
CUSIP	69363P AA8	69363P AB6	69363P AC4
ISIN	US69363PAA84	US69363PAB67	US69363PAC41

The RRBs will be ready for delivery in book-entry form through the facilities of The Depository Trust Company against payment in New York, New York on or about May 8, 2018.

Expected Amortization Schedule
Outstanding Principal Balance Per Tranche

Payment Date	Tranche A-1 Balance	Tranche A-2 Balance	Tranche A-3 Balance
Closing Date	$235,900,000.00	$111,600,000.00	$288,163,200.00
February 1, 2019	$205,173,077.96	$111,600,000.00	$288,163,200.00
August 1, 2019	$183,568,210.89	$111,600,000.00	$288,163,200.00
February 1, 2020	$161,963,343.82	$111,600,000.00	$288,163,200.00
August 1, 2020	$140,358,476.75	$111,600,000.00	$288,163,200.00
February 1, 2021	$118,753,609.68	$111,600,000.00	$288,163,200.00
August 1, 2021	$97,148,742.61	$111,600,000.00	$288,163,200.00
February 1, 2022	$75,543,875.54	$111,600,000.00	$288,163,200.00
August 1, 2022	$53,939,008.47	$111,600,000.00	$288,163,200.00
February 1, 2023	$32,334,141.40	$111,600,000.00	$288,163,200.00
August 1, 2023	$10,729,274.33	$111,600,000.00	$288,163,200.00
February 1, 2024	$—	$100,724,407.26	$288,163,200.00
August 1, 2024	$—	$79,119,540.19	$288,163,200.00
February 1, 2025	$—	$57,514,673.12	$288,163,200.00
August 1, 2025	$—	$35,909,806.05	$288,163,200.00
February 1, 2026	$—	$14,304,938.98	$288,163,200.00
August 1, 2026	$—	$—	$280,863,271.91
February 1, 2027	$—	$—	$259,258,404.84
August 1, 2027	$—	$—	$237,653,537.77
February 1, 2028	$—	$—	$216,048,670.70
August 1, 2028	$—	$—	$194,443,803.63
February 1, 2029	$—	$—	$172,838,936.56
August 1, 2029	$—	$—	$151,234,069.49
February 1, 2030	$—	$—	$129,629,202.42
August 1, 2030	$—	$—	$108,024,335.35
February 1, 2031	$—	$—	$86,419,468.28
August 1, 2031	$—	$—	$64,814,601.21
February 1, 2032	$—	$—	$43,209,734.14
August 1, 2032	$—	$—	$21,604,867.07
February 1, 2033	$—	$—	$—

(3)  Interest on the bonds will accrue from May 8, 2018 and must be paid by the purchaser if the RRBs are delivered after that date.

Expected Sinking Fund Schedule
Scheduled Principal Payment Per Tranche

Payment Date	Tranche A-1 Scheduled Principal Payment	Tranche A-2 Scheduled Principal Payment	Tranche A-3 Scheduled Principal Payment
February 1, 2019	$30,726,922.04	$—	$—
August 1, 2019	$21,604,867.07	$—	$—
February 1, 2020	$21,604,867.07	$—	$—
August 1, 2020	$21,604,867.07	$—	$—
February 1, 2021	$21,604,867.07	$—	$—
August 1, 2021	$21,604,867.07	$—	$—
February 1, 2022	$21,604,867.07	$—	$—
August 1, 2022	$21,604,867.07	$—	$—
February 1, 2023	$21,604,867.07	$—	$—
August 1, 2023	$21,604,867.07	$—	$—
February 1, 2024	$10,729,274.33	$10,875,592.74	$—
August 1, 2024	$—	$21,604,867.07	$—
February 1, 2025	$—	$21,604,867.07	$—
August 1, 2025	$—	$21,604,867.07	$—
February 1, 2026	$—	$21,604,867.07	$—
August 1, 2026	$—	$14,304,938.98	$7,299,928.09
February 1, 2027	$—	$—	$21,604,867.07
August 1, 2027	$—	$—	$21,604,867.07
February 1, 2028	$—	$—	$21,604,867.07
August 1, 2028	$—	$—	$21,604,867.07
February 1, 2029	$—	$—	$21,604,867.07
August 1, 2029	$—	$—	$21,604,867.07
February 1, 2030	$—	$—	$21,604,867.07
August 1, 2030	$—	$—	$21,604,867.07
February 1, 2031	$—	$—	$21,604,867.07
August 1, 2031	$—	$—	$21,604,867.07
February 1, 2032	$—	$—	$21,604,867.07
August 1, 2032	$—	$—	$21,604,867.07
February 1, 2033	$—	$—	$21,604,867.07

Weighted Average Life Sensitivity

	Expected	-5% (2.69 Standard Deviations from Mean)		-15% (10.13 Standard Deviations from Mean)
Rate Reduction Bonds	Weighted Average Life (yrs)	Weighted Average Life (yrs)	Change (Days)	Weighted Average Life (yrs)	Change (Days)
Tranche A-1	3.02	3.02	0	3.02	2
Tranche A-2	7.02	7.02	0	7.02	0
Tranche A-3	11.64	11.64	0	11.64	0

For the purposes of preparing the above chart, the following assumptions, among others, have been made: (i) the forecast error stays constant over the life of the RRBs and is equal to an overestimate of electricity usage of -5% (2.69 standard deviations from mean) or -15% (10.13 standard deviations from mean); (ii) the Servicer makes timely and accurate filings to make a periodic adjustment as described in the Preliminary Prospectus to the RRB Charges semi-annually; (iii) charge-off rates for persons and entities within PSNH’s franchise service territory purchasing directly or otherwise obtaining or being supplied directly with retail electric service for end use consumption, including those served under special contract (such persons and entities, “Customers”) are held constant at approximately 0.68% for the residential service rate class (comprised of approximately 435,447 customers as of December 31, 2017), approximately 0.68% for the general service rate class (comprised of approximately 75,528 customers as of December 31, 2017), approximately 0.68% for the primary general service rate class (comprised of approximately 1,396 customers as of December 31, 2017), approximately 0.68% for the large general service rate class (comprised of approximately 119 customers as of December 31, 2017) and approximately 0.68% for the outdoor lighting rate class (comprised of approximately 815 customers as of December 31, 2017); (iv) days sales outstanding are based upon historical averages; (v) operating expenses are equal to projections; (vi) there is no acceleration of the Final Maturity Date (as defined in the table above, the “Final Maturity Date”) of the RRBs; (vii) a permanent loss of all Customers has not occurred; and (viii) the issuance date is May 8, 2018. There can be no assurance that the weighted average lives of the RRBs will be as shown.

Subject to the terms and conditions in the underwriting agreement among the Issuing Entity, PSNH and the underwriters, for whom Goldman Sachs & Co. LLC and Citigroup Global Markets Inc. are acting as representatives, the Issuing Entity has agreed to sell to the underwriters, and the underwriters have severally agreed to purchase, the principal amount of the RRBs listed opposite each underwriter’s name below:

Underwriter	Tranche A-1	Tranche A-2	Tranche A-3	Total
Goldman Sachs & Co. LLC	$117,950,000	$55,800,000	$144,081,200	$317,831,200
Citigroup Global Markets Inc.	$82,565,000	$39,060,000	$100,858,000	$222,483,000
Barclays Capital Inc.	$17,693,000	$8,370,000	$21,612,000	$47,675,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$17,692,000	$8,370,000	$21,612,000	$47,674,000

Total	$235,900,000	$111,600,000	$288,163,200	$635,663,200

The underwriters may allow, and dealers may reallow, a discount not to exceed the percentage listed below for each Tranche.

	Selling Concession	Reallowance Discount
Tranche A-1	0.240%	0.120%
Tranche A-2	0.240%	0.120%
Tranche A-3	0.240%	0.120%

After the initial public offering, the public offering prices, selling concessions and reallowance discounts may change.

PSNH Funding LLC 3 and PSNH have filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents PSNH Funding LLC 3 and PSNH have filed with the SEC as exhibits to the registration statement for more complete information about PSNH Funding LLC 3 and the offering.  You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov.  Alternatively, PSNH Funding LLC 3, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman Sachs & Co. LLC collect at 212-357-9453.